Telesis Technology Corporation Selects Component Control™ Software Applications.

Palmetto, Florida – October 6th, 2005 – Telesis Technology Corporation™ (OTC: TLST) today announced that it has selected Quantum Control™ Software from Component Control as the enterprise management platform for its Telesis Aerospace™ Division.

Telesis Technology Corporation™ will use Quantum Control™ Software, a centralized, ERP and Business Software Solution for Aerospace Inventory Control, WMS and CRM. The company will also use the software system for real-time analytic reporting for financial and operational analysis, to better understand activity and variances within inventory plans and budgets.

“The Quantum Software Applications at the business unit level will improve our ability to meet the needs and enhance our real time inventory levels of our operations," said Hasit Vibhakar, President of Telesis. "Additionally, the ability to provide corporate-level, consolidated inventory projections is expected to enhance the accuracy of our forecasting abilities companywide."

About Telesis Technology Corporation

Telesis Technology Corporation™ is a Federal Aerospace and Defense Contractor with several diversified operating divisions with locations in Superior, Nebraska and Palmetto, Florida.  Company information can be obtained at http://www.telesistechnology.com

About Component Control

Component Control™, based in San Diego, Calif., is a leading developer and provider of aviation management software solutions. More than 700 customers in 36 countries currently manage their aviation operations with the company's Quantum Control™ or Max-Q ERP applications.  In addition to its core ERP product the company also licenses Internet Quantum (iQ) e-commerce technology directly to aerospace suppliers & manufacturers, fleet operators, and repair facilities worldwide.  Company information can be obtained at http://www.componentcontrol.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the U.S. Securities and Exchange Commission.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com